                                                                 Exhibit 10(c)



                    STANDSTILL AND NON-COMPETITION AGREEMENT


   This STANDSTILL AND NON-COMPETITION AGREEMENT ("Agreement") is made and entered into this 30th day of May, 1995 by and among OHM Corporation, an Ohio corporation ("OHM"), WMX Technologies, Inc., a Delaware corporation ("WMX"), and Rust International Inc., a Delaware corporation ("Rust").

   WHEREAS, Rust, Rust Remedial Services Inc. ("Remedial"), Enclean Environmental Services Group, Inc. ("Enclean"), Rust Environmental Inc. and OHM have entered into that certain Agreement and Plan of Reorganization dated as of December 5, 1994, as amended (the "Reorganization Agreement") whereby Rust Environmental shall merge with and into a wholly-owned subsidiary of OHM, OHM Remediation Services Corp. ("Acquisition") with Acquisition being the surviving entity and OHM shall issue to Rust or certain of its subsidiaries shares of its common stock (the "OHM Common Stock");

   WHEREAS, OHM and WMX propose to enter into that certain Guarantee Agreement, dated the date hereof ("Guarantee Agreement"), whereby WMX will agree to guarantee certain indebtedness of OHM and OHM shall issue to WMX, a warrant to purchase 700,000 shares of OHM Common Stock (the "Warrant");

   WHEREAS, the parties desire to provide for certain agreements with respect to the ownership and voting by WMX and its affiliates of OHM Common Stock and other matters after such Merger; and

   WHEREAS, in order to induce OHM to enter into the Reorganization Agreement, WMX and certain of its affiliates are willing to enter into certain agreements which define the rights of WMX and certain of its affiliates to engage in the environmental remediation business after such Merger;

   WHEREAS, the execution and delivery of this Agreement is a condition of, and in consideration for, the consummation of the transactions contemplated by the Reorganization Agreement.

   NOW, THEREFORE, in consideration of the agreements, rights, obligations, and covenants contained herein, OHM, Rust and WMX hereby agree as follows:


1.0  AGREEMENTS REGARDING VOTING AND SHARES

     The parties agree that during the Term of this Agreement:

     1.1 ACQUISITION OF VOTING SECURITIES. No member of the WMX Group will, directly or indirectly, acquire Voting Securities or securities convertible into or exercisable or exchangeable for Voting Securities, including the Warrant ("Convertible Securities") (all such Voting Securities and Convertible Securities owned by members of the WMX Group being referred to herein as "Restricted Securities"), other than (i) the acquisition by Rust and/or its subsidiaries of Restricted Securities pursuant to the Reorganization Agreement, (ii) the acquisition by WMX of the Warrant (but not including shares of OHM Common Stock upon exercise thereof) pursuant to the Guarantee Agreement, and (iii) acquisitions of securities (including by conversion, exercise or exchange of Convertible Securities, including the Warrant) which do not result in the WMX Group being the Beneficial Owner of Restricted Securities constituting more than 40% of the Voting Securities then outstanding (the "Ownership Limit"); provided, however, that if the transaction resulting in the WMX Group's being the Beneficial Owner of less than the Ownership Limit was a sale or transfer by the WMX Group of Restricted Securities (the "Voluntary Transaction"), the percentage ownership of Voting Securities then outstanding resulting from the consummation of such Voluntary Transaction shall thereafter be deemed to be the Ownership Limit. In the event that the WMX Group's ownership of Restricted Securities exceeds the Ownership Limit, the WMX Group will be obligated to dispose of Restricted Securities as promptly as practicable in accordance with law in such amount so that the ownership by the WMX Group of Restricted Securities following such disposition is equal to or less than the Ownership Limit; provided, however, that the WMX Group shall not be obligated to dispose of any Restricted Securities if the aggregate percentage ownership of the WMX Group is increased as a result of (a) any action taken by any person other than a member of the WMX Group, including without limitation any recapitalization of OHM, repurchase of Voting Securities by OHM or any similar transaction; or (b) stock dividends or other distributions or offerings made available to holders of Voting Securities generally.

  1.2 VOTING. The WMX Group shall take such action as may be required so that all Restricted Securities at any time entitled to vote are voted:

       (a) for the election of the slate of nominees for election to the Board of Directors of OHM selected by a majority of the directors of OHM other than the designees of Rust pursuant to Section 2.5 hereof serving as directors of OHM (such directors so designated by Rust being referred to herein as the "Rust Directors" and the remaining directors being referred to herein as the "Other Directors"), provided that such slate includes the nominees designated by Rust pursuant to Section 2.5 hereof; and

       (b) on all other matters to be voted on by the holders of Voting Securities, (i) in accordance with the recommendation of a majority of the Other Directors of OHM





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       if any recommendation is made or, (ii) in the absence of a recommendation, in the same proportion as other stockholders of OHM shall vote on such matter.

  1.3 QUORUM. A representative or representatives of the members of the WMX Group, as holders of Restricted Securities, shall be present, in person or by proxy, at any meeting of shareholders of OHM so that all Restricted Securities may be counted for the purpose of determining the existence of a quorum at such meeting.

  1.4 VOTING TRUST OR ARRANGEMENT. No member of the WMX Group shall deposit any Restricted Securities in a voting trust or subject any Restricted Securities to any arrangement or agreement with respect to the voting of such Restricted Securities.

  1.5 PROXY SOLICITATIONS. No member of the WMX Group shall solicit proxies or initiate, propose or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, or any similar successor statute (the "Exchange Act")), in opposition to any matter which has been recommended by a majority of the Other Directors or in favor of any matter which has not been approved by a majority of the Other Directors or seek to advise, encourage or influence any Person with respect to the voting of Voting Securities in such manner, or induce or attempt to induce any Person to initiate any stockholder proposal.

  1.6 GROUP PARTICIPATION. No member of the WMX Group shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Voting Securities (other than solely with members of the WMX Group in a manner consistent with the purposes hereof).

  1.7 SOLICITATIONS OF OFFERS. No director or executive officer of any member of the WMX Group shall, and no member of the WMX Group shall permit any of its other officers, employees or agents (including investment bankers) to, induce or attempt to induce or give encouragement to any third person, or enter into any serious substantive discussions or negotiations with any third person, in furtherance of any tender offer or business combination transaction in which shares of Voting Securities would be acquired; provided, however, that nothing in this Section 1.7 shall, or shall be construed, directly or indirectly, to limit any rights of the WMX Group to offer, sell or otherwise dispose of shares of Restricted Securities pursuant to any transaction effected in accordance with Section 1.8 hereof.





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  1.8  DISPOSITIONS:

   (a) WMX hereby agrees that, except as otherwise permitted by this Agreement, no member of the WMX Group shall, directly or indirectly, offer, sell, transfer or hypothecate shares of Restricted Securities other than as follows:

    (i)   to other members of the WMX Group;

   (ii) in a distribution registered under the Securities Act in which such Restricted Securities are offered and sold to the general public;

   (iii) in compliance with Rule 144 of the General Rules and Regulations under the Securities Act (or any similar successor rule); provided, however, that WMX shall notify OHM at least three business days prior to the date of entering any sale or transfer order in respect of Restricted Securities pursuant to Rule 144 (or such successor rule), and provided further that, if OHM shall thereupon notify the WMX Group of the pendency of a sale or any public offering by OHM of Voting Securities, no member of the WMX Group shall effect any sales of Restricted Securities under such rule within 10 calendar days prior to the commencement of or during such offering;

   (iv) a merger or consolidation, approved by a majority of the Other Directors, in which OHM is acquired;

   (v) in a sale or sales to any person approved by a majority of the Other Directors; or

   (vi) in privately negotiated transactions in which Restricted Securities are not sold or transferred to any other person or group who or which would immediately thereafter, to the knowledge of the WMX Group after reasonable inquiry, beneficially own or have the right to acquire more than 5% of the Voting Securities then outstanding, unless such other person agrees to execute and deliver to OHM an agreement containing obligations similar to the obligations of the WMX Group contained in this Article 1, which agreement shall be approved by a majority of the Other Directors;

provided, however, that in any transaction or transactions described in clauses
(ii) or (iii), the WMX Group will use its reasonable efforts to effect the transfer thereof in a manner which will effect the broadest possible distribution with no sales or transfers of Restricted Securities to any person or





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group of persons (within the meaning of Section 13(d) of the Exchange Act) in excess of 5% of the then outstanding Voting Securities.

   1.9  LEGENDS, STOP TRANSFER ORDERS AND NOTICE.  The WMX Group agrees:

        (a) to the placement on the certificate or other instrument representing Restricted Securities of the following legend:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold or transferred except in compliance with such Act. The securities represented by this certificate are subject to the provisions of an Agreement, dated ____________, 1995 among OHM Corporation, Rust International Inc. and WMX Technologies, Inc., a copy of which is on file at the office of the Secretary of OHM Corporation.

       (b) to the entry of stop transfer orders with the transfer agent (or agents) and the registrar (or registrars) of OHM against the transfer other than in compliance with the requirements of this Agreement of legended securities of which the WMX Group from time to time is the Beneficial Owner.

       (c) OHM agrees to the removal of the legend required by Section 1.9(a) and the stop transfer orders in Section 1.9(b) hereof following the later of three years from the date of Closing or the expiration of the Term of the Agreement.

2.0  OTHER AGREEMENTS REGARDING VOTING STOCK

  2.1  ANTI-DILUTION OPTIONS.

       (a) In the event the WMX Group is the Beneficial Owner of Restricted Securities constituting less than 20% of all Voting Securities then outstanding, OHM hereby grants to Rust a cumulative, continuing option (the "Anti-Dilution Option") to purchase (or to have its affiliate or nominee purchase) that number of shares as may be necessary, when added to all other shares of which the WMX Group shall on the relevant date be the Beneficial Owner (not including the Warrant or shares underlying the unexercised Warrant), to enable the WMX Group to be the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting not less than 20% and not more than 21% of all Voting Securities outstanding after the exercise of the Anti-Dilution Option.





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  OHM agrees to notify Rust, as provided in Section 6.3 hereof, promptly upon becoming aware that the WMX Group is the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting less than 20% of the then outstanding Voting Securities (the "OHM Notice"). The Anti-Dilution Option may be exercised by Rust by written notice to OHM and shall be exercisable for a period commencing on the date that the WMX Group is the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting less than 20% of the then outstanding Voting Securities and continuing for a period of ten business days following the date that Rust has received the OHM Notice (the "Option Period") ; provided, however, that in the event that, during the Option Period, OHM has not released to the public material information which, in the reasonable judgment of OHM is reasonably likely to have a material and adverse effect upon the price of the Voting Securities, OHM will extend the Option Period until the date which is two business days following the release of such material information to the public. The Anti-Dilution Option shall be terminated if the transaction resulting in the WMX Group being the Beneficial Owner of less than 20% of all Voting Securities (not including the Warrant or shares underlying the unexercised Warrant) was a sale or transfer of Voting Securities by the WMX Group or if the WMX Group sells or transfers, and thereby reduces, any or all of its beneficial ownership of Restricted Securities at a time when the WMX Group was the Beneficial Owner of Restricted Securities (not including the Warrant or shares underlying the unexercised Warrant) constituting less than 20% of all Voting Securities or any Option Period shall have expired without Rust exercising such Anti-Dilution Option. It is the intention of the parties hereto that the existence and exercise, from time to time, of an Anti-Dilution Option, in combination with the WMX Group's right herein to designate persons to OHM's Board of Directors shall assist the WMX Group in accounting for its ownership in OHM on the equity method.

     (b) The price per share payable upon each exercise of an Anti-Dilution Option shall be an amount equal to the average closing price per share of the Voting Securities for the five trading days prior to the date that Rust notifies OHM that it is exercising the Anti-Dilution Option on the New York Stock Exchange or other nationally recognized exchange or over-the-counter market on which the Voting Securities primarily trade and shall be payable by wire transfer in immediately available funds to an account designated by OHM.

     (c) The Voting Securities issued pursuant to an exercise of an Anti-Dilution Option shall be duly





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  authorized, validly issued and fully paid and non-assessable.

     (d) OHM shall reserve for issuance at all times during the period any Anti-Dilution Option is exercisable that number of Voting Securities equal to the number of Restricted Securities issuable upon exercise of each Anti-Dilution Option.

  2.2 INDEPENDENT DIRECTORS. For so long as the WMX Group owns at least 20% of the outstanding Voting Securities, WMX shall take such action as may be reasonably within its control so that OHM's Board of Directors at all times includes at least three directors not affiliated with the WMX Group or employed by OHM or its subsidiaries (the "Independent Directors").

  2.3 TRANSACTIONS WITH OHM. For so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting Securities, no member of the WMX Group shall attempt to enter, or enter into any material transaction or agreement, out of the ordinary course of business, other than transactions contemplated by Section 2.4 hereof, with OHM or its subsidiaries unless such transaction or agreement is approved by a majority of the Independent Directors or a committee including only Independent Directors.

  2.4 WMX GROUP ACQUISITION OF ADDITIONAL VOTING SECURITIES. For so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting Securities and whether or not the Term of the Agreement for purposes of Article 1 hereof has expired, no member of the WMX Group shall, directly or indirectly, propose to purchase, attempt to purchase or purchase or otherwise acquire any Voting Securities (including by conversion of securities convertible into Voting Securities, by merger or by other business combination), or make any public announcement with respect thereto, except acquisitions to the Ownership Limit pursuant to Section 1.1 hereof, unless (i) such purchase or other acquisition is pursuant to an offer for all of the outstanding Voting Securities at the same price per share and (ii) such purchase or other acquisition is either (x) approved by the Independent Directors or a committee including only Independent Directors or (y) if not so approved, approved by a majority of the outstanding Voting Securities (other than the Restricted Securities beneficially owned by the WMX Group) at a meeting of shareholders called for that purpose pursuant to the provisions of Article X of OHM's Amended and Restated Articles of Incorporation in effect on the date hereof.

  2.5 BOARD REPRESENTATION. Immediately following the Closing Date, OHM will elect to its Board of Directors three qualified designees of the WMX Group mutually acceptable to the WMX Group and OHM. Thereafter, for so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting





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
Securities or the Anti-Dilution Option has not expired, OHM will include among its Board of Directors' nominees for election a number of qualified designees acceptable to the WMX Group and OHM such that the percentage of the Board of Directors proposed to be composed of such designees is proportionately equal (to the lowest corresponding whole directorship) to the percentage of outstanding Voting Securities which the WMX Group then has Beneficial Ownership.

  2.6 LISTING ON SECURITIES EXCHANGES. For so long as the WMX Group is the Beneficial Owner of at least 20% of the outstanding Voting Securities, OHM will list the Restricted Securities, and will maintain the listing thereof, on each national securities exchange on which any Common Stock may be listed, subject to official notice of issuance, the Restricted Securities.

  2.7 FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS. For as long as the WMX Group shall continue to hold any Voting Securities, OHM shall use reasonable efforts to file on a timely basis all annual, quarterly and other reports required to be filed by it under Sections 13 and 15(d) of the Exchange Act, and the Rules and Regulations of the Commission thereunder, as amended from time to time. In the event of any proposed sale of Voting Securities by any member of the WMX Group pursuant to Section 1.8(a)(iii) above, OHM shall cooperate with the WMX Group so as to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of OHM's transfer agent and the reasonable requirements of the broker through which the sales are proposed to be executed, and shall, upon request, furnish unlegended certificates representing Voting Securities in such numbers and denominations as the transferor shall reasonably require for delivery pursuant to such sales.

  2.8 DEFINITIONS. For purposes of Article 1 and Article 2 of this Agreement, the following terms shall have the following meanings.

       (a) Affiliate. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

       (b) Beneficial Owner. A person shall be deemed a "Beneficial Owner" of or to have "Beneficially Owned" any Voting Securities (i) in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof, and (ii) shall also include Voting Securities which such person or any Affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement





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
    or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise.

          (c) Person. A "person" shall mean any individual, firm, corporation, partnership or other entity.

          (d) Term of this Agreement. "Term of this Agreement" for purposes of Article 1 hereof, but not for Article 2 hereof, shall mean a period commencing with the date of this Agreement and ending on the first to occur of (i) the failure of OHM to pay, upon the expiration of a ten (10) day grace period following OHM's receipt of a written demand, a copy of which shall be sent to the Independent Directors, any of OHM's Reimbursement Obligations as such term is defined in the Guarantee Agreement following the payment by WMX of any amounts under the guarantee or guarantees provided for in Section 9.6 of the Reorganization Agreement, or (ii) the date that the WMX Group is the Beneficial Owner of Restricted Securities constituting less than 20% of the then outstanding Voting Securities and the Option Period has expired without exercise of the Anti-Dilution
    Option.

          (e) Voting Securities. "Voting Securities" includes Common Stock and any other securities of OHM entitled to vote generally for the election of directors, in each case now or hereafter outstanding.

          (f) WMX Group. "WMX Group" shall mean WMX, Rust and their respective Affiliates (regardless of whether such person is an Affiliate on the date hereof), both in their individual capacities and collectively. An individual shall not be deemed to be an Affiliate for purposes of this definition if such individual is the Beneficial Owner of less than 50,000 shares of Voting Securities solely for investment purposes and is not a member of a "group" which includes the WMX Group as defined by Section 13(d) of the Exchange Act.

3.0  CERTAIN BUSINESS AGREEMENTS

    3.1  WMX AND AFFILIATES RESTRICTIVE COVENANTS.

          (a) Neither WMX nor Rust, or their respective wholly-owned (directly or indirectly) subsidiaries, which do not include Wheelabrator Technologies Inc. and Waste Management International plc and their respective subsidiaries (collectively, the "WMX Affiliates") shall, for a period of seven years from the Closing Date, engage in North America in the business of providing field services for the on-site remediation of hazardous waste, radioactive materials, mixed waste, waste contaminated with petroleum, hydrocarbons, crude oil, PCBs, or any "Hazardous Substances" as such term is defined in the Comprehensive Environmental Response,





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
    Compensation and Liability Act of 1980 as amended ("CERCLA") (individually and collectively, "Contaminants"), which services involve the on- site treatment (in-situ, ex-situ, chemical, physical, thermal, biological or otherwise), neutralization, destruction, recharacterization, detoxifying, dewatering, excavation or staging (for removal, storage, treatment, disposal or otherwise) of Contaminants, whether or not such services (i) are provided on an emergency response, planned, on-going, periodic, or other basis, or (ii) are provided for private sector or governmental clients, including without limitation, state and local governments and federal government agencies such as the Department of Defense, the Department of Energy, Department of the Interior, and the Environmental Protection Agency (the "Business"); provided, however, that the Business shall not include (A) services for loading, removal and transportation to an off-site treatment, storage or disposal facility of Contaminants which have already been staged or prepared (in drum, bulk or otherwise) for such removal and transportation, (B) services typically performed in the industrial cleaning and maintenance services businesses or nuclear service business at operating chemical, industrial, manufacturing, refining, utility or other operating facilities in connection with the servicing for, or support of such facilities (e.g.: routine maintenance; industrial cleaning; special services such as filter pressing, centrifuging and drying of various wastes; cleaning of lagoons and tanks for re-use; packaging of wastes related to these services for storage on-site or shipment off-site);
    (C) services performed in the decontamination or decommissioning of nuclear power plants in the electric utilities industry; (D) services provided in-plant for the analysis, management and staging for transportation or disposal at an off-site treatment, or disposal facility of Contaminants which are generated in the ordinary course of an on-going manufacturing or industrial process; (E) services provided by a WMX Affiliate incidental to the on-going operations of a treatment, storage or disposal facility owned or operated by such WMX Affiliate in the ordinary course of the business of such facility, (F) engineering, design, program management, or construction management services typically performed in connection with an environmental restoration program; (G) on-site environmental remediation services which are provided by a contractor or other person not directly or indirectly affiliated with a WMX Affiliate under a subcontract or teaming arrangement with a WMX Affiliate, provided that Rust has complied with its obligations under Section 3.3 hereof with respect to such services; or (H) on site environmental remediation services in connection with and incidental to services of the type described in (A) and (B) above; provided that the price for such remediation services (excluding the price of waste loading, removal,





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
     transportation and disposal) does not exceed $100,000 per project.

          (b) Notwithstanding anything in this Agreement to the contrary, neither WMX nor any WMX Affiliate shall be prohibited from acquiring the capital stock or assets of any other entity unless such entity's predominate business is the Business and provided, further, that if WMX or the WMX Affiliate shall acquire the capital stock or assets of any other entity engaged in the Business, WMX or the WMX Affiliate shall promptly offer to sell such Business to OHM at a price equal to the fair market value thereof. WMX or the WMX Affiliate shall make such offer by giving OHM prompt written notice of such offer, disclosing all material information pertaining to such Business, the fair market value thereof, and such other terms and conditions to such offer as may be reasonable. OHM shall have a period of 60 days after receipt of such notice to elect to purchase such Business at such price and on such terms and conditions, which election shall be in writing and shall be signed by a duly authorized officer of OHM. Should OHM fail to purchase such Business, WMX or the WMX Affiliate shall nevertheless be required to dispose of such Business.

          (c) Notwithstanding the failure by OHM to purchase any Business pursuant to the preceding paragraph, prior to selling any Business to any third party, WMX or the WMX Affiliate shall give OHM prompt written notice of any such proposed sale or other disposition of a Business, disclosing all material information pertaining to such third party sale, including, without limitation, the price and other terms and conditions of such sale, and offering to sell such Business to OHM for such price and on such terms and conditions. OHM may elect within 15 days following receipt of such notice (the "Option Period") to purchase such Business at such price and on such terms and conditions as were contemplated in the third party sale, which election shall be in writing and shall be signed by a duly authorized officer of OHM. If OHM shall not have exercised its right to purchase in accordance with the preceding sentence, WMX or the WMX Affiliate may, within 90 days of the expiration of the Option Period, enter into a binding agreement to sell or otherwise dispose of such Business to (but only to) the person who was the subject of the third party sale upon (but only upon) the material terms and conditions offered to OHM pursuant to the preceding sentence. If for any reason such a binding agreement shall not have been entered into within such 90-day period or the transaction contemplated thereby shall not be consummated, WMX or the WMX Affiliate shall be obligated to offer OHM the opportunity to purchase such Business in accordance with the terms of this paragraph before making any sale or disposition of such Business, whether to the same third party or to a different third





COMAIN Doc: 50065_12
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  party and whether on the same material terms and conditions or on different terms and conditions.

       (d) Neither WMX nor the WMX Affiliates shall, for a period commencing from the date of this Agreement and ending two years following the Closing Date, solicit, employ or offer employment to or agree to employ any employee of the Division other than an employee of the Division who is not offered employment by OHM or its subsidiaries immediately following the Closing.

  3.2 BLUE PENCIL PROVISIONS. If any provision of Section 3.1, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of the said
Section 3.1 or any other part of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of any provision of
Section 3.1, the other party hereto will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, such other party will be entitled to such damages as it can show it has sustained by reason of such breach.

  3.3 PREFERRED PROVIDER STATUS. For so long as the WMX Group owns at least 20% of the outstanding Voting Securities, WMX, on behalf of itself and the WMX Affiliates, agrees and agrees to cause the WMX Affiliates to agree that OHM will be a Preferred Provider with respect to any and all services coming within the scope of the Business, as defined in Section 3.1 (whether as prime contractor, subcontractor or otherwise) that WMX or the WMX Affiliates contract for, control, direct, influence or subcontract, provided it is not violative of law, rule, regulation or other contractual obligations. Rust shall provide OHM and its subsidiaries access to and the services of its engineering, consulting, design and project management services personnel on the same basis and at the same cost as Rust provides them to the WMX Affiliates. For so long as the WMX Group owns at least 20% of the outstanding Voting Securities, OHM, on behalf of itself and its subsidiaries (the "OHM Affiliates"), agrees and agrees to cause the OHM Affiliates to agree, that WMX Affiliates will be a Preferred Provider with respect to all engineering, consulting and design, environmental and waste management services commonly provided by the WMX Affiliates (whether as prime contractor, subcontractor or otherwise) that OHM or the OHM Affiliates contract for, control, direct, influence or subcontract, provided it is not violative of law, rule, regulation or other contractual obligations. As used herein, the term "Preferred Provider" means that the person purchasing or contracting for such services (the "Purchaser") shall not purchase such services from any third party unless the Purchaser has reasonably determined in good faith that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of such services from parties other than the Preferred Provider significantly exceeds the value of such services available from the Preferred Provider, provided that the Purchaser shall be excused from the foregoing obligation with respect to any specific provision of services if
(i) the Preferred Provider has failed to respond within a reasonable period of time to a request by the Purchaser for a price quotation or other terms or information with respect to the services or has failed to commit to provide such services within the time period in which the Purchaser shall have required such services to be provided, which time period, in either case, shall not be substantially shorter than the time period that the Purchaser would have required from or allowed to a third party or, if the Preferred Provider shall have made no such commitment, within a reasonable period of time after the Purchaser has requested them, or (ii) in the Purchaser's reasonable, good faith judgment, the particular project or product is not appropriate for the Preferred Provider in light of the nature of the Preferred Provider's expertise and experience with similar projects.

  3.4 GUARANTEED REMEDIATION PROJECTS. During the period commencing on the Closing Date and ending on December 31, 1996, WMX shall, or shall cause its affiliates to, contract with OHM to provide environmental remediation services to WMX or its affiliates involving revenues to OHM prior to December 31, 1996 of at least $20,000,000 with respect to services typically performed by OHM (the "Revenue Amount"). Such services shall be performed at mutually agreed upon rates, which may include as appropriate and as mutually agreed to rates established from time to time by OHM's government cost accounting system ("OHM's Government Rates"). In the event WMX shall have contracted, or caused its affiliates to contract with OHM for environmental remediation services which involve an amount of revenues to OHM prior to December 31, 1996, which are in an amount less than the Revenue Amount (the "Revenue Shortfall"), WMX shall pay to OHM an amount equal to 10% of the difference between the Revenue Amount and the Revenue Shortfall.

4.0  REPRESENTATIONS AND WARRANTIES OF OHM.

     OHM represents and warrants to Rust and WMX as follows:

     4.1 CORPORATE EXISTENCE, DUE AUTHORIZATION, AND EXECUTION OF OHM. OHM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full corporate power and authority to execute and deliver this

Agreement and all other agreements to be delivered by OHM, to perform OHM's obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of OHM. This Agreement has been duly executed and delivered by OHM and will, after approval by its shareholders, constitute a legal, valid, and binding obligation of OHM, enforceable against OHM in accordance with its terms.

     4.2 NO CONFLICTS. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under, any provision of the Restated Articles of Incorporation or Regulations of OHM, or of any agreement or instrument binding upon OHM.

5.0  REPRESENTATIONS AND WARRANTIES OF WMX AND RUST.

     5.1 CORPORATE EXISTENCE, DUE AUTHORIZATION, AND EXECUTION OF RUST. Rust and WMX are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and all other agreements to be delivered by them, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will, at the Closing, have been duly authorized by all necessary corporate action of Rust and WMX, respectively. This Agreement has been duly executed and delivered by Rust and WMX, respectively, and constitutes a legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms.

     5.2 NO CONFLICTS. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation or By-Laws of Rust or WMX, or of any agreement or instrument binding upon Rust, WMX or their affiliates.

6.0  MISCELLANEOUS.

     6.1 SPECIFIC ENFORCEMENT. The parties acknowledge and agree that OHM would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that OHM shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which OHM may be entitled, at law or in equity.

     6.2 MODIFICATION; WAIVER. This Agreement may be modified in any manner and at any time by written instrument executed by the parties hereto. Any of the terms, covenants, and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant, or condition.

     6.3 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission:

          (a)   if to OHM to:
                16406 U.S. Route 224 East
                Findlay, Ohio 45840
                Attention: General Counsel

                Telecopy: (419) 424-4985

          (b)   if to Rust to:

                100 Corporate Parkway
                Birmingham, Alabama  35242
                Attention: General Counsel

                Telecopy: (205) 995-7914

          (c)   if to WMX to:

                3003 Butterfield Road
                Oak Brook, Illinois  60521
                Attention: General Counsel

                Telecopy: (708) 218-1553

          (d) or, in each case, at such other address or to such other person as may be specified in writing to the other party.

     6.4 PARTIES IN INTEREST; ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Nothing in this Agreement, whether expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or in respect of this Agreement.

  6.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

  6.6 HEADINGS. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

  6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio applicable to contracts made and to be performed therein.


  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                               OHM CORPORATION



                               By: /s/ Randall M. Walters
                                  --------------------------
                                  Title:  Vice President



                               RUST INTERNATIONAL INC.



                               By: /s/ Michael T. Brown
                                  --------------------------
                                  Title:  Vice President



                               WMX TECHNOLOGIES, INC.



                               By: /s/ Linda R. Witte
                                  --------------------------
                                  Title:  Vice President





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